Exhibit 3.57

CYTYC LIMITED PARTNERSHIP

LIMITED PARTNERSHIP AGREEMENT

The parties to this Limited Partnership Agreement, dated as of October 31, 2002, are Cytyc Corporation, a Delaware corporation, as General Partner and as a Limited Partner, and Cruiser, Inc., a Delaware corporation, as a Limited Partner.

The Partnership was formed pursuant to a Certificate of Limited Partnership dated as of October 30, 2002 and filed with the Secretary of Commonwealth of the State on October 31, 2002.

The parties hereby agree as follows:

ARTICLE I

Name and Purpose

Section 1.1. Continuation of Partnership; Name. The parties hereto hereby agree to continue the Partnership as a limited partnership under the Act. The name of the Partnership shall be “CYTYC LIMITED PARTNERSHIP”. The General Partner shall execute, file, record and publish as appropriate such amendments to the Certificate of Limited Partnership of the Partnership, and such other certificates and other documents as are or become necessary or advisable at any time and from time to time as determined by the General Partner.

Section 1.2. Principal Place of Business. The principal office of the Partnership shall be c/o Cytyc Corporation, 85 Swanson Road, Boxborough, MA 01719. The General Partner may at any time change the location of that principal office and shall give notice of the change to the Limited Partners.

Section 1.3. Purposes. The purposes of the Partnership are to purchase, own, develop, improve, maintain, market, promote, publicize, distribute, sell, dispose of and otherwise deal with consumer products manufactured or otherwise acquired by Cytyc Corporation and its affiliates, and to conduct all activities related or incidental thereto or necessary, convenient, or appropriate in connection therewith as the General Partner may determine. The Partnership shall not engage in any other business or activity.

Section 1.4. Term and Dissolution. The Partnership shall continue in full force and effect until December 31, 2052, except that the Partnership shall be dissolved prior to that date upon the happening of any of the following events:

(a) The sale or other disposition of all or substantially all the assets of the Partnership; or

(b) The Retirement of any General Partner; or

(c) The election to dissolve the Partnership made in writing by a majority in Percentage Interest of the Partners.

ARTICLE II

Partners; Capital

Section 2.1. Capital Contributions. The Capital Contributions of the Partners as made from time to time shall be set forth on the books and records of the Partnership.

Section 2.2. Partnership Capital. The capital of the Partnership shall be the aggregate amount of the Capital Contributions made by all of the Partners. Additional Partners may be admitted by the General Partner only with the written consent of each Partner. No interest shall be paid on any Capital Contribution. No General Partner shall have any personal liability for the repayment of the Capital Contribution of any Partner, and no Partner shall have any obligation to fund any deficit in its Capital Account. Each Partner hereby waives, for the term of the Partnership, any right to partition the property of the Partnership or to commence an action seeking dissolution of the Partnership under the Act. No Limited Partner shall be liable for Partnership obligations in excess of the capital contributed by it, plus its share of profits remaining in the Partnership, if any, and such other amounts for which it may be liable under the Act.

Section 2.3. Authorized Acts. In furtherance of its purposes, but subject to all other provisions of this Agreement, including without limitation Article III, the Partnership is hereby authorized: (a) to acquire, construct, operate, maintain, finance and improve, own, sell, convey, assign, distribute, market, promote, publicize, distribute, dispose of, mortgage, lease, or otherwise deal with any tangible property, including without limitation both real and personal property, and any intangible property, or any direct or indirect interest therein, in all cases to the extent the same is necessary, convenient, incidental, or appropriate to the accomplishment of the purposes of the Partnership, (b) to borrow funds from and issue evidences of indebtedness to affiliates and/or non-affiliates in furtherance of any or all of the purposes of the Partnership, and to secure the indebtedness by mortgage, security interest, pledge, or other lien on any property or other assets of the Partnership, and to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Partnership, (c) to decrease, increase, or refinance any loan or any other indebtedness of the Partnership in furtherance of any or all of the purposes of the Partnership and to sell, lease, exchange, or otherwise transfer or convey any, all or substantially all of the assets of the Partnership, (d) to enter into, perform, and carry out contracts of any kind necessary or convenient to, in connection with, or appropriate or incidental to the accomplishment of the purposes of the Partnership, (e) to enter into any kind of activity or act and to perform and carry out contracts of any kind necessary or convenient to, in connection with, or appropriate or incidental to the accomplishment of the purposes of the Partnership, so long as those activities and contracts may be lawfully carried on or performed by a general partnership, to the extent applicable, under the laws of the State, (f) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign Entities (including, without limitation, the power to be admitted as a partner, member, or other owner thereof and to exercise the rights and perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them, (g) to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property as security for the payment of funds so loaned or invested, (h) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name, and to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Partnership or to hold those proceeds against the payment of contingent liabilities, (i) to appoint employees and agents of and advisors and consultants to the Partnership, and define their duties and fix their compensation, (j) to repurchase any Interests held by any Partner, (k) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Partnership, (1) to become liable for or guarantee the borrowings of any third party, and (m) to cease its activities and cancel its Certificate.

ARTICLE III

Powers, Duties, Compensation, Exculpation and

Indemnification of, and Restrictions on, the Partners

Section 3.1. Authority and Duties of General Partner. The General Partner shall have full charge of the management, conduct and operation of the Partnership business in all respects and in all matters, including, but not limited to, full power and authority (i) to determine all matters relating to the conduct and management of the Partnership business and its winding up, (ii) to take all of the actions, in the name and on behalf of the Partnership, set forth in or contemplated by Section 2.3 or incidental thereto, (iii) to act as tax matters partner of the Partnership, as more fully described in Section 8.7, (iv) to make any and all filings necessary or, in the General Partner’s sole discretion, appropriate under federal and state securities and other laws, and (v) to assume and exercise all powers and responsibilities granted to a general partner under the Act. The General Partner shall devote to the affairs of the Partnership such time as it, in its absolute discretion, deems necessary for the proper performance of its duties. All decisions to be made or actions to be taken by the General Partner hereunder shall, if at any time and from time to time there is more than one General Partner, be made or taken by those General Partners owning a majority in Percentage Interest in the Partnership then held by all of the General Partners.

Section 3.2. Other Interests. Each Partner may have other interests and may engage in any business, trade, profession or employment whatsoever, whether or not such business, trade, profession or employment is similar to or competing with the business or purposes of the Partnership, and whether for such Partner’s own account or in partnership with, as consultant to, or as employee, officer, director, stockholder, or agent of any other person or Entity.

Section 3.3. General Partner Compensation and Indemnification. The General Partner shall not be entitled to any compensation for its services as General Partner hereunder, but shall be reimbursed by the Partnership for all out-of-pocket expenses incurred by it on behalf of the Partnership. The General Partner (collectively with its shareholders, directors, officers, employees, and other agents, the “Indemnitees”) shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership or such Partner that arises out of any action or inaction of the General Partner (or any other Indemnitee) if the General Partner, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute gross negligence or willful misconduct of the General Partner (or other Indemnitee). The General Partner (and such other Indemnitees) shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses (including, without limitation, reasonable attorneys’ fees and court costs) and amounts paid in settlement of any claims sustained by it in connection with the Partnership and the General Partner’s capacity as the General Partner thereof, provided that the same were not the result of gross negligence or willful misconduct. As part of the right to indemnification under this Section 3.3, any expenses incurred in the defense, settlement or disposition of any claim shall be paid from time to time by the Partnership in advance of the final disposition thereof upon receipt of an undertaking by the Indemnitee to repay to the Partnership the amounts so paid if it is ultimately determined that the Partnership is not required to provide such indemnity under this Section 3.3 or otherwise. Such undertaking need not be secured and shall be accepted without reference to the financial ability of the Indemnitee to make such repayment. Such advancement of expenses shall be made by the Partnership promptly following its receipt of a request therefor by the Indemnitee and of the foregoing undertaking. The indemnification and advancement of expenses provided by this Section shall continue as to an indemnitee who has ceased to be a General Partner (or such a shareholder, director, employee, or other agent thereof), and shall inure to the benefit of the heirs, executors, administrators, and successors of the General Partner (and the other Indemnitees).

Section 3.4. Execution of Instruments: Reliance by Third Parties. Any and all instruments executed pursuant to the powers contained herein may create obligations extending beyond the date of any possible termination of this agreement. Notwithstanding any limitation contained in this agreement, every agreement relating to property owned by the Partnership and executed in connection with the Partnership by a General Partner, on behalf and in the name of the Partnership, shall be conclusive evidence in favor of every person relying thereon or claiming thereunder that, at the time of the delivery thereof, this agreement was in full force and effect, and that the execution and delivery thereof was duly authorized hereunder and that such agreement is binding upon the Partnership. Any person dealing with the Partnership or with the General Partner may rely upon a certificate given by a General Partner as to its authority to sign documents on behalf of the Partnership or as to any other fact germane to the Partnership or the activity of such Partner; and no third party shall be obliged to see to the application of any money or property delivered to a General Partner or to see that any provision of this agreement has been complied with.

Section 3.5. Limited Partners. No Limited Partner shall participate in or have any vote with respect to or any control over the Partnership business, operations or affairs in any manner whatsoever. The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred by this agreement. No Limited Partner shall have any authority or right to act for or bind the Partnership.

Section 3.6. Power of Attorney. Each Limited Partner, by the execution of this agreement or any counterpart hereof, does hereby irrevocably constitute and appoint the General Partner its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to make, execute, acknowledge, swear to, deliver, file and record such documents as may be necessary or appropriate to carry out the provisions of this agreement. The foregoing power of attorney, being coupled with an interest, is hereby declared to be irrevocable, and shall survive the death, incapacity, liquidation, or dissolution of such Partner.

Section 3.7. Actions Upon Dissolution. Upon dissolution of the Partnership, the General Partner shall liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with the provisions of Section 7.2. Notwithstanding the foregoing, in the event that the General Partner shall determine that an immediate sale of part or all of the Partnership’s assets would cause undue loss to the Partners (by reason of incurring taxable gain or otherwise) or would otherwise be inappropriate, the General Partner may, in order to avoid such loss, either (a) defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership’s debts and obligations or (b) distribute the shares of all properties and assets of the Partnership to the Partners in kind. Subject to the overall provisions of Section 7.2, if any Partnership assets are distributed in kind, the General Partner shall have the sole discretion to determine the relative proportions of cash and of other assets to be distributed to each Partner (taking such non-cash assets into account at their fair market value as determined under Section 7.1(g)).

ARTICLE IV

Retirement

A Partner may voluntarily Retire from the Partnership at any time by notice to the Partnership.

ARTICLE V

Transferability of Interests

Section 5.1. Restrictions on Transfer

(a) No Partner shall dispose of, sell, alienate, assign, encumber, or otherwise transfer all or any part of its Interest in the Partnership to any Person or Persons, unless prior to that transfer each transferee is approved in writing by each other Partner, acting in its absolute discretion.

(b) The transferee of the Partnership interest of a Limited Partner shall become a Substituted Limited Partner only upon the terms and conditions set forth in this Article V. An assignment shall not be binding for a period of 7 days after written notice thereof is received by each Partner and until compliance with the provisions of this Article V is demonstrated to their respective satisfaction.

(c) Except as otherwise provided in this Article V, the failure or refusal of the Partners to admit an assignee as a Substituted Limited Partner shall not affect the right of the assignee to receive the share of distributions of the Partnership to which its predecessor in interest would have been entitled; however, the assignee of the assigned Interest shall not be entitled to exercise any rights of a Limited Partner of the Partnership, including without limitation the right to vote or consent with respect to any proposed action of the Partnership, unless and until the assignee is admitted as a Substituted Limited Partner with the unanimous written consent of the Partners. From and after the assignment of any Interest or portion thereof, the assignor shall not be entitled to exercise any rights of a Limited Partner of the Partnership in respect of the Interest or portion thereof assigned, including without limitation the right to vote or consent with respect to any proposed action of the Partnership, regardless of whether its assignee becomes a Substituted Limited Partner (and its approval shall not be required for any action otherwise requiring unanimous approval of the Partners or of the Limited Partners hereunder). An assignee of a Partner’s Interest who does not become a Substituted Limited Partner as provided herein and who desires to make a further assignment of its interest shall be subject to all of the provisions of this Article V to the same extent as any Limited Partner desiring to make an assignment.

(d) In addition to the foregoing requirements, the admission of an assignee as a Substituted Limited Partner shall be conditioned upon the assignee’s written acceptance of the terms and provisions of this Agreement and its written assumption of the obligations hereunder of its assignor.

(e) All costs incurred by the Partnership in connection with the admission to the Partnership of a Substituted Limited Partner pursuant to this Section 5.1 shall be borne by the transferor Partner, including, without limitation, reasonable attorneys’ fees.

Section 5.2. Obligations and Rights of Transferees

(a) Whether or not a Person who acquired any Interest in the Partnership has accepted in writing the terms and provisions of this Agreement and assumed in writing the obligations hereunder of its predecessor in interest, that Person shall be deemed, by the acquisition of the Interest, to have agreed to be subject to and bound by all the obligations of this Agreement with the same effect as any predecessor in interest of that Person.

(b) A Person acquiring an Interest in the Partnership shall have only those rights, and shall be subject to all the obligations, as are provided in this Agreement. Without limiting the foregoing, that Person shall not have the right to have the value of its interest ascertained or receive the value of that interest, or, in lieu thereof, profits attributable to any right in the Partnership, except as set forth in this Agreement.

Section 5.3. Additional Restrictions. Anything contained in the foregoing provisions of this Article V expressed or implied to the contrary notwithstanding:

(a) In no event shall a sale, transfer, assignment, exchange, or other disposition of any Partner’s Interest take place if the sale, transfer, assignment, exchange, or other disposition could, in the opinion of tax counsel to the Partnership, cause a termination of the Partnership within the meaning of Section 708 of the Code, unless each Partner agrees to the transaction in writing.

(b) In no event shall all or any part of a Partner’s Interest in the Partnership be assigned or transferred to a minor or incompetent.

(c) Any sale, transfer, assignment, exchange, or other disposition in contravention of any of the provisions of this Article V shall be void and ineffectual and shall not bind or be recognized by the Partnership.

Section 5.4. Continuation of Partnership. The Retirement of any Limited Partner shall not terminate the business of the Partnership, which shall continue to be conducted upon the terms of this agreement by the other Partners and, as applicable, by the personal representatives and successors in interest of such Limited Partner.

ARTICLE VI

Borrowings and Loans

If any Partner shall lend any monies to the Partnership, the amount of any such loan shall not constitute an increase in the amount of the Partner’s Capital Contribution nor affect in any way the Partner’s share of the profits, losses, and distributions of the Partnership. Any loans by a Partner shall be repayable from any available funds of the Partnership, and the terms thereof and the interest rate(s) thereon shall be commercially reasonable terms and rates, as determined by the General Partner in its sole discretion.

ARTICLE VII

Profits, Losses, and Credits; Distributions

Section 7.1. Profits, Losses and Credits

(a) General: Profits. Subject to the other provisions of this Section 7.1, all net profits and all credits of the Partnership shall be allocated among the Partners as follows:

(i) first, in the case of net profits, in inverse order of any net losses previously allocated to the Partners under Sections 7.1(b)(ii) and (iii) (after taking into account prior allocations under this Section 7.1(a)(i)), and

(ii) thereafter, in proportion to the Partners’ Percentage Interests in the Partnership.

(b) General: Losses. Subject to the other provisions of this Section 7.1, all net losses of the Partnership shall be allocated among the Partners as follows:

(i) first, in inverse order of any net profits previously allocated to the Partners under Section 7.1(a)(ii) (after taking into account prior allocations under this Section 7.1(b)(i)),

(ii) second, to the Partners in proportion to and to the extent of their positive Capital Accounts; and

(iii) thereafter, in proportion to the Partners’ Percentage Interests in the Partnership.

(c) Limitation on Loss Allocations; Qualified Income Offset. No Partner will be allocated any losses under Section 7.1(b) to the extent such allocation results in such Partner’s Capital Account being reduced below the lesser of zero or a deficit in excess of such Partner’s obligation to restore deficits on the dissolution of the Partnership (including deemed obligations to restore such deficits under Treasury Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5)) (the “Unpermitted Deficit”); any losses not allocable to a Partner under this sentence shall be allocated to the other Partners. Any Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations § 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that causes the Partner’s Capital Account (decreased by the items set forth in Treasury Regulations §§ 1.704-l(b)(2)(ii)(d)(4), (5) and (6)) to have an Unpermitted Deficit shall be allocated items of income and gain in an amount and manner sufficient to eliminate such Unpermitted Deficit as quickly as possible. This Section 7.1(c) is intended to comply with the alternate test for economic effect set forth in Treasury Regulations § 1.704-l(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

(d) Nonrecourse Deductions and Chargebacks. Notwithstanding any other provision of this Agreement to the contrary, nonrecourse deductions (as defined in Treasury Regulations § 1.704-2(b)(l)) shall be allocated to the Partners pro rata in accordance with their respective Percentage Interests. Notwithstanding any other provision of this Agreement to the contrary, in the event that there is a net decrease in partnership minimum gain (as that term is defined in Treasury Regulations § 1.704-2(b)(2)) during a taxable year of the Partnership, the Partners shall be allocated items of income and gain in accordance with Treasury Regulations § 1.704-2(f). The preceding sentence is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(e) Partner Nonrecourse Deductions and Chargebacks. Notwithstanding any other provision of this Agreement to the contrary, any partner nonrecourse deductions (as defined in Treasury Regulations § 1.704-2(i)(l)) shall be allocated to the Partner who (in his, her or its capacity, directly or indirectly, as lender, guarantor, or otherwise) bears the economic risk of loss with respect to the loan to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations § 1.704-2(i). Notwithstanding any other provision of this Agreement, if during a taxable year of the Partnership there is a net decrease in partner nonrecourse debt minimum gain, as that term is defined in Treasury Regulations § 1.704-2(i)(2), that decrease shall be charged back among the Partners in accordance with Treasury Regulations § 1.704-2(i)(4). The preceding sentence is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations § 1.704-2(i)(4) and shall be interpreted and applied in a manner consistent therewith.

(f) Section 704(c) and Capital Account Revaluation Allocations. The Partners agree that to the full extent possible with respect to the allocation of depreciation and gain for federal income tax purposes only, Section 704(c) of the Code and Treas. Reg. § 1.704-3(b) shall apply with respect to non-cash property contributed to the Partnership by any Partner. In addition to the foregoing, if Partnership assets are reflected in the Capital Accounts of the Partners at a book value that differs from the adjusted tax basis of the assets (e.g., because of a revaluation of the Partners’ Capital Accounts under Treas. Reg. § 1.704-l(b)(2)(iv)(f)), allocations of depreciation, amortization, income, gain or loss with respect to that property shall be made among the Partners in a manner consistent with the principles of Section 704(c) of the Code and this subsection. Allocations made pursuant to Section 704(c) of the Code shall not be reflected in a Partner’s Capital Account except as set forth in Treas. Reg. § 1.704-l(b)(2)(iv)(m).

(g) Allocation of Noncash Items. If at any time some or all of the assets of the Partnership are distributed in kind, Partnership profits or losses shall be adjusted to taken into account the profits or losses that would have been realized had those assets been sold for their fair market value on the date of distribution. Those profits or losses shall, except to the extent they constitute profits or losses allocated to a Partner under Section 7.1(f), be allocated to the Partners in accordance with Sections 7.1(a) or 7.1(b) hereof, as applicable. For purposes of this deemed profit or loss allocation, the fair market value of the assets shall be determined by the General Partner.

(h) Calculation of Profits and Losses. For all purposes hereof, the Partnership’s profits and losses shall be determined by taking into account all of the Partnership’s items of income and gain (including items not subject to federal income tax) and all items of loss, expense, and deduction, in each case determined under federal income tax principles; provided, that items specially allocated under other provisions of this Section 7.1 shall not be taken into account in computing net profits and net losses for purposes of Sections 7.1(a) and 7.1(b).

(i) General Partner’s 1% Share. Notwithstanding the foregoing provisions of this Section 7.1, in no event shall there be allocated to the General Partner hereunder less than 1% of the aggregate of the profits, losses or credits (or any item thereof) to be allocated to the Partners hereunder. If the amounts of profits, losses or credits (or of any item thereof) allocable to the General Partner shall not otherwise equal or exceed such 1% share without giving effect to this provision, then all such amounts otherwise allocable to the Limited Partners hereunder shall be reduced in order to assure the General Partner of such one percent share, and the next subsequent allocations to the Partners shall be adjusted as appropriate (and consistent with this Section 7.1(i)) in order to compensate for any adjustment under this Section 7.1(i).

Section 7.2. Distributions. The Partnership may make such distributions as the General Partner may determine from time to time. Any such distributions shall be made to the Partners pro rata in proportion to their Percentage Interests in the Partnership.

Section 7.3. General Rules for Allocations and Distributions. Unless otherwise provided, all profits and losses allocated to, and distributions of cash made to, the Partners shall be credited or charged, as the case may be, to their Capital Accounts as of the date as of which the profits or losses are allocated (which shall be no less often than once annually and whenever Interests are transferred or distributions or Capital Contributions are made) and as of the date as of which the distributions of cash are made.

ARTICLE VIII

Books and Records. Accounting, Tax Elections. Etc.

Section 8.1. Books and Records. The General Partner shall keep or cause to be kept complete and accurate books and records of the Partnership (at Partnership expense), which shall be maintained and be available at the principal office of the Partnership for examination and copying by any Partner, or that Partner’s duly authorized representatives, at any and all reasonable times, provided that (a) the inspection shall occur during normal business hours, and (b) the inspecting Partner shall be responsible for any out-of-pocket costs or expenses incurred by the Partnership in making the books and records available for inspection.

Section 8.2. Bank Accounts. The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partner shall from time to time determine, and withdrawals shall be made therefrom on such signature or signatures as the General Partner shall from time to time determine.

Section 8.3. Accountants. The Accountants for the Partnership shall be such nationally recognized firm of certified public accountants as shall be engaged by the General Partner from time to time.

Section 8.4. Reports to the Partners. The General Partner shall cause to be prepared and sent to each Partner financial statements, including annual statements indicating the share of each Partner of the net income, net loss, depreciation, gain, loss and other relevant items of the Partnership for each calendar year for Federal income tax purposes, prepared by the Accountants within 90 days after the close of that calendar year.

Section 8.5. Special Basis Adjustments. In the event of a transfer of all or any part of the interest of any Partner for an amount in excess of the adjusted basis for that interest for Federal income tax purposes, the Partnership may, with the written consent of each Partner, elect pursuant to Section 754 of the Code to adjust the basis of the Partnership property. Notwithstanding anything contained in Article VII of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner for tax accounting purposes and shall not affect the Capital Accounts of any of the Partners (except as provided by Treas. Reg. § 1.704-l(b)(2)(iv)(m)) or the amount of its Capital Contribution hereunder. Each Partner will furnish the Partnership with all information necessary to give effect to the election and shall pay all out-of-pocket costs and expenses of the Partnership associated with any election applicable as to that Partner.

Section 8.6. Reporting Year and Accounting Method; Tax Year. The tax, reporting and fiscal year of the Partnership shall be the twelve-month period ending December 31. The books of the Partnership shall be kept on such basis as the General Partner determines to be appropriate.

Section 8.7. Tax Matters Partner. The General Partner shall be the tax matters Partner and shall be entitled to take such actions on behalf of the Partnership in any and all proceedings with the Internal Revenue Service as it determines to be appropriate. The tax matters Partner shall receive no fee for services rendered in connection with any tax proceeding, but shall be entitled to be reimbursed by the Partnership for all out-of-pocket costs and expenses incurred by it in connection with any such proceeding and to be indemnified by the Partnership with respect to any action brought against it in connection therewith upon the terms, mutatis mutandis, of Section 3.3.

ARTICLE IX

General Provisions

Section 9.1. Notices. Any and all notices contemplated by this Agreement shall be deemed adequately given only if in writing and delivered personally or sent by first class mail, postage prepaid, or by nationally recognized overnight courier, or by facsimile confirmed by one of the other methods of giving notice hereunder to the party or parties for whom the notices are intended. All such notices in order to be effective shall be addressed to the last address of record on the Partnership books when given by a Partner or the Partnership and intended for a Partner; and to the address of the Partnership when given by any Partner and intended for the Partnership.

Section 9.2. Word Meanings. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such word appears unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 9.3. Titles. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 9.4. Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the legal representatives, successors in interest and permitted assigns of the respective parties hereto.

Section 9.5. Applicable Law: Supremacy of the Act. This Agreement shall be construed and enforced in accordance with the internal substantive laws of the State. Notwithstanding any other provision of this Agreement, no action may be taken under this Agreement unless such action is taken in compliance with the provisions of the Act.

Section 9.6. Counterparts. This Agreement may be executed in any number of counterparts and all such executed counterparts shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart.

Section 9.7. Separability of Provisions. Each provision of this Agreement shall be considered separable. If for any reason any provision of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

Section 9.8. Integration. This Agreement and Schedule A hereto reflect the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement and Schedule A hereto may only be amended by a written amendment signed by all of the parties hereto.

ARTICLE X

Defined Terms

The defined terms used in this Agreement shall have the meanings specified below:

“Accountants” means such firm of certified public accountants as may be engaged by the Partnership from time to time.

“Act” means the Massachusetts Uniform Limited Partnership Act as set forth in M.G.L. ch. 109, § 1 et seq., as amended and in effect from time to time, and any successor laws.

“Agreement” means this Partnership Agreement as it may be amended and in effect from time to time.

“Capital Account” means, in relation to any Partner at the relevant time the sum of (i) the Capital Contributions theretofore made by such Partner, (ii) such Partner’s share of income and gain and items thereof, including without limitation any income or gain that is exempt from federal income taxation, and (iii) the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership property distributed to such Partner, minus the sum of (i) the amount of any losses and items of loss, deduction, and expense theretofore charged to such Partner, (ii) any distributions theretofore made to such Partner, and (iii) the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership. A Partner who has more than one interest in the Partnership shall have a single Capital Account that reflects all such interests, regardless of the class of interest owned by such Partner and regardless of the time or manner in which such interests were acquired. In the event that property (other than cash) is contributed by a Partner to the Partnership, the Capital Accounts shall be adjusted in accordance with the provisions of Treas. Reg. §1.704-l(b)(2)(iv). Similarly, in the event that any property is distributed by the Partnership to a Partner, the Capital Accounts shall be adjusted in accordance with the provisions of Treas. Reg. §1.704-l(b)(2)(iv). The foregoing provisions of this definition of Capital Account are intended to satisfy the capital account maintenance requirements of Treas. Reg. §1.704-l(b)(2)(iv) and such provisions shall be modified to the extent required by such Section or any successor provision thereto. Any reference in this Agreement to the Capital Account of a then Partner shall include the Capital Account in relation to any prior Partner in respect of the Partnership interest of such then Partner.

“Capital Contribution” means, as to any Partner, the total amount of cash and fair market value of other property (as agreed by the General Partner and the contributing Partner) contributed to the Partnership by such Partner in such capacity. Any reference in this Agreement to the Capital Contribution of a then Partner shall include any Capital Contribution previously made by any prior Partner in respect of the Interest of such then Partner.

“Code” means the Internal Revenue Code of 1986 or any succeeding law, as amended and in effect from time to time. To the extent that reference is made to any particular Section of the Code, such reference shall be, where the context so admits, to any corresponding provisions of any succeeding law.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, or other business or juridical entity.

“General Partner” means the party identified as the “General Partner” in the preamble hereto, solely in its capacity as general partner of the Partnership, and any other Person who becomes a general partner in the Partnership as provided herein, in such Person’s capacity as a general partner in the Partnership.

“Indemnitees” has the meaning set forth in Section 3.3.

“Interest” means the entire ownership interest in the Partnership at any particular time of a Partner, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement, but excluding any claims that such Partner may have against the Partnership as a creditor. The “Percentage Interest” of each Partner is set forth on Schedule A.

“Limited Partner” means each of the parties identified as “Limited Partners” in the preamble hereto, solely in its respective capacity as a limited partner in the Partnership, and any other Person who becomes a limited partner in the Partnership as provided herein, in such Person’s capacity as a limited partner in the Partnership.

“Partner” means a General Partner or a Limited Partner.

“Partnership” means the partnership governed by the terms of this Agreement as such partnership may from time to time be constituted and amended.

“Percentage Interest” has the meaning set forth in the definition of the term “Interest”.

“Person” (whether or not capitalized) means any individual or Entity, and, where the context so admits, the legal representatives, successors in interest (including heirs) and assigns of such Person.

“Retirement” (including the verb form “Retire” and the adjective form “Retiring” or “Retired”) means, in relation to any Partner, the occurrence of such Partner’s death, adjudication of insanity or incompetence, bankruptcy, dissolution (provided, in the case of a Partner that is a limited partnership that is reconstituted within sixty days, it shall not be treated as dissolved), or voluntary or involuntary withdrawal from the Partnership for any reason. Involuntary withdrawal shall occur whenever a Partner may no longer continue as a Partner by law or pursuant to any terms of this Agreement. Bankruptcy shall be deemed to have occurred whenever a Partner (a) shall commence a voluntary case under Federal bankruptcy laws, (b) shall have an involuntary case commenced against such Partner under Federal bankruptcy laws, which case shall not be dismissed within 60 days following the commencement thereof, (c) shall admit in writing such Partner’s inability to pay such Partner’s debts, (d) shall be declared insolvent by a court of competent jurisdiction, (e) shall become subject to the direction or control of a receiver in connection with receivership proceedings, which proceedings are not dismissed within 60 days following such receiver’s appointment, or (f) shall make an assignment of all or substantially all its assets for the benefit of such Partner’s creditors.

“State” means the Commonwealth of Massachusetts.

“Substituted Limited Partner” means any Person who is admitted to the Partnership as a Limited Partner under the provisions of Article V.

“Treas. Reg.” means regulations adopted in connection with provisions of the Code.

IN WITNESS WHEREOF this Agreement has been executed and delivered as an agreement under seal.

CYTYC CORPORATION

By:	/s/ A. Suzanne Meszner-Eltrich
A. Suzanne Meszner-Eltrich
Title	Vice President and Secretary

CRUISER, INC.

By:	/s/ A. Suzanne Meszner-Eltrich
A. Suzanne Meszner-Eltrich
Title	Vice President and Secretary

Schedule A

Partners and Percentage Interests

Partners	Percentage Interest

General Partner	1.0%

Cytyc Corporation
85 Swanson Road
Boxborough, MA 01719

Limited Partners	1.0%

Cruiser, Inc.
85 Swanson Road
Boxborough, MA 01719

Cytyc Corporation	98.0%
85 Swanson Road
Boxborough, MA 01719

FIRST AMENDMENT TO THE

LIMITED PARTNERSHIP AGREEMENT

OF

CYTYC LIMITED PARTNERSHIP

The undersigned, as the Partners of Cytyc Limited Partnership, a Massachusetts Limited Partnership (the “Partnership”), desire to amend, effective as of October __, 2007, the Limited Partnership Agreement of the Partnership dated October 31, 2002 (the “LP Agreement”).

Certain capitalized terms used herein without definition shall have the respective meanings set forth in the LP Agreement.

1. Amendment of LP Agreement. Pursuant to Section 9.8 of Article IX of the LP Agreement, the LP Agreement is hereby amended as follows:

(a) The following Section 5.5 is hereby added to Article V after Section 5.4 of Article V of the LP Agreement:

“Section 5.5. Partnership Certificates. The Interest of each Partner in the Partnership shall be recorded on the books of the Partnership and may, but shall not be required to, be evidenced by the issuance of written certificates evidencing such Interest, which may be in such form in the form attached hereto as Exhibit A. Any such written certificate evidencing an Interest shall be executed by the General Partner of the Partnership. The Partnership hereby irrevocably elects that all Interests in the Partnership shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts. Each certificate evidencing an Interest in the Partnership shall bear the following legend: “The Interest represented by this Certificate is a security within the meaning of and governed by Article 8 of the Massachusetts Uniform Commercial Code.”

(b) Exhibit A attached hereto is hereby added as Exhibit A to the LP Agreement.

2. Ratification of LP Agreement. Except as expressly provided hereby, the LP Agreement shall remain in full force and effect without modification and is hereby ratified and approved.

3. Counterparts. This amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together constitute one in the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this amendment to be executed as of the ___ day of October 2007.

GENERAL PARTNER: CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Name: Patrick J. Sullivan Title: President

LIMITED PARTNER: CRUISER, INC.

By:	/s/ Daniel J. Levangie
Name: Daniel J. Levangie Title: President

LIMITED PARTNER: CYTYC LLC By: CYTYC CORPORATION, its sole member

By:	/s/ Patrick J. Sullivan
Name: Patrick J. Sullivan Title: President

Exhibit A

Interest

LIMITED PARTNERSHIP INTEREST CERTIFICATE

CYTYC LIMITED PARTNERSHIP

A MASSACHUSETTS LIMITED PARTNERSHIP

No.

THIS CERTIFIES THAT                      is the owner of a fully paid and non-assessable         % Interest in Cytyc Limited Partnership (the “Partnership”) in the capacity of a Partner of the Partnership.

THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE INTERESTS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY ARE ISSUED PURSUANT TO AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF, THE LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF OCTOBER 31, 2002 AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE “AGREEMENT”). THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT.

Capitalized terms used and not otherwise defined herein are used as defined in the Agreement.

The Interest represented by this Certificate is a security within the meaning of and governed by Article 8 of the Massachusetts Uniform Commercial Code.

This Certificate shall be governed by, construed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts (excluding any conflict of law rules thereof).

IN WITNESS WHEREOF, the Partnership has caused this Certificate to be signed this              day of                     , 20        .

By:
Name:
Title:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS SECURITY IS SUBJECT TO CERTAIN AGREEMENTS, RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.

(REVERSE OF CERTIFICATE)

ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST

FOR VALUE RECEIVED, the undersigned (the “Assignor”) hereby assigns, conveys, sells and transfers unto

(Please insert taxpayer identification number of Assignee)	(Please print name and address)

all rights and interest of the Assignor in Cytyc Limited Partnership represented by the within Certificate and irrevocably constitutes and appoints                                  as its attorney-in-fact with full power of substitution in the premises to transfer the same on the books of the Partnership.

Dated:	By:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS SECURITY IS SUBJECT TO CERTAIN AGREEMENTS, RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.

SECOND AMENDMENT TO THE

LIMITED PARTNERSHIP AGREEMENT

OF

CYTYC LIMITED PARTNERSHIP

The undersigned, as the Partners of Cytyc Limited Partnership, a Massachusetts Limited Partnership (the “Partnership”), desire to amend, effective as of October 31, 2007, the Limited Partnership Agreement of the Partnership dated October 31, 2002, as amended (as so amended, the “LP Agreement”).

Certain capitalized terms used herein without definition shall have the respective meanings set forth in the LP Agreement.

1. Amendment of LP Agreement. Pursuant to Section 9.8 of Article IX of the LP Agreement, the LP Agreement is hereby amended as follows:

(a) Section 1.1 of Article I of the LP Agreement is hereby amended and restated in its entirety to read as follows:

“Section 1.1. Continuation of Partnership; Name. The parties hereto hereby agree to continue the Partnership as a limited partnership under the Act. The name of the Partnership shall be “HOLOGIC LIMITED PARTNERSHIP”. The General Partner shall execute, file, record and publish as appropriate such amendments to the Certificate of Limited Partnership of the Partnership, and such other certificates and other documents as are or become necessary or advisable at any time and from time to time as determined by the General Partner.”

(b) Section 1.2 of Article I of the LP Agreement is hereby amended and restated in its entirety to read as follows:

“Section 1.2. Principal Place of Business. The principal office of the Partnership shall be c/o Cytyc Corporation, 250 Campus Drive, Marlborough, MA 01752. The General Partner may at any time change the location of that principal office and shall give notice of the change to the Limited Partners.”

2. Ratification of LP Agreement. Except as expressly provided hereby, the LP Agreement shall remain in full force and effect without modification and is hereby ratified and approved.

3. Counterparts. This amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together constitute one in the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this amendment to be executed as of the 31st day of October 2007.

GENERAL PARTNER: CYTYC CORPORATION

By:	/s/ Glenn P. Muir
Name: Glenn P. Muir Title: Executive Vice President

LIMITED PARTNER: CRUISER, INC.

By:	/s/ Glenn P. Muir
Name: Glenn P. Muir Title: Executive Vice President

LIMITED PARTNER: CYTYC LLC By: CYTYC CORPORATION, its sole member

By:	/s/ Glenn P. Muir
Name: Glenn P. Muir Title: Executive Vice President